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                                                                  EXHIBIT 3.2(i)


                            ARTICLES OF INCORPORATION

                                       OF

                      AMAN ENVIRONMENTAL CONSTRUCTION, INC.

                            A CALIFORNIA CORPORATION


         ARTICLE I. The name of this corporation is Aman Environmental Construction, Inc.

         ARTICLE II. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

         ARTICLE III. The name and address in the state of California of this corporation's initial agent for service of process is:

                          Robert M. Perry
                          c/o Dames & Moore, Inc.
                          911 Wilshire Blvd., 7th Floor
                          Los Angeles, California 90017

         ARTICLE IV. This corporation is authorized to issue only one class of shares of stock which shall be designated common stock. The total number of shares which this corporation is authorized to issue is ONE MILLION (1,000,000) shares.

         ARTICLE V. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         ARTICLE VI. This corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the Corporations Code), whether by bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.


Dated: March 26, 1993                          /s/ ROSARIO M. SINDEL
                                               ----------------------
                                                  Rosario M. Sindel
                                                    Incorporator